Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 19, 2022, with respect to the consolidated financial statements of Witt O’Brien’s LLC as of December 31, 2021 and 2020 and for the Successor period April 15, 2021, through December 31, 2021, and the Predecessor periods January 1, 2021, through April 14, 2021, and year ended December 31, 2020 contained in the Final Prospectus, filed on August 25, 2023, relating to the Registration Statement on Form F-1 (File No. 333-270493), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/GRANT THORNTON LLP

Fort Lauderdale, Florida
October 12, 2023